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                                D. DESMOND PADEN
                         1580 S. MILWAUKEE AVE SUITE 207
                             LIBERTYVILLE, IL 60048

VIA FACSIMILE

December 7, 2000

The Board of Directors of SHC Corp:
Philip E. Ruben
Terrence L. Donati

         RE:  Amendment to Letter Agreement Dated October 16, 2000

Gentlemen:

     Reference is made to that certain letter dated October 16, 2000 from Sonoma Financial Corporation (a/k/a SHC Corp.) (the "Company") to me setting forth our agreement relating to certain resignation, compensation and other issues as between the Company and me (the "Letter Agreement"). The parties have agreed to amend certain provisions of the Letter Agreement as set forth in this letter.

     In order to pursue other professional opportunities, I do not intend to stand for re-election to the Company's Board of Directors at its anticipated upcoming meeting of shareholders. Therefore, I hereby submit my unconditional resignation as a director of the Company and all other positions I may hold with the Company, effective as of Monday, December 11, 2000.

     In addition, we have agreed to amend, and by execution of this letter we hereby amend, Paragraph 4 of the Letter Agreement by increasing the number of franchises being offered to the Midwest Investor Group of Illinois from ten (10) to twenty (20). This right to franchises shall remain subject to the same terms and conditions as set forth in the Letter Agreement.

     Except as expressly modified hereby, the Letter Agreement shall remain unamended and in full force and effect. Please indicate your acceptance of the terms set forth herein by signing where indicated below.

                                               Sincerely,



                                               D. Desmond Paden


Agreed and Accepted December 7, 2000

SHC Corp.

By:      /s/ Terrence L. Donati
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         Terrence L. Donati, President